Exhibit 99.2

NETSCREEN TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL INFORMATION OF

NETSCREEN TECHNOLOGIES, INC. AND NEOTERIS, INC.

FOR THE THREE MONTHS ENDED DECEMBER 31, 2003 AND

FOR THE YEAR ENDED SEPTEMBER 30, 2003

The following unaudited pro forma condensed combined consolidated financial information gives effect to the acquisition of Neoteris, Inc. (“Neoteris”) by NetScreen Technologies, Inc. (“NetScreen”). The unaudited pro forma condensed combined consolidated statements of operations for the three months ended December 31, 2003 and for the year ended September 30, 2003 are based on the historical financial statements of NetScreen and Neoteris after giving effect to the merger as a purchase of Neoteris by NetScreen using the purchase method of accounting and the adjustments described in the accompanying notes to the pro forma condensed combined consolidated financial information. The merger was completed on November 14, 2003.

The unaudited pro forma condensed combined consolidated statements of operations for the three months ended December 31, 2003 and for the year ended September 30, 2003 give effect to the merger as if it occurred on October 1, 2002. The unaudited pro forma condensed combined consolidated statement of operations for the three months ended December 31, 2003 was derived from NetScreen’s unaudited statement of operations for the three months ended December 31, 2003 (which includes the operations of Neoteris for the period from November 15, 2003 to December 31, 2003) and Neoteris’ unaudited statement of operations for the period from October 1, 2003 to November 14, 2003. Due to different fiscal years, the unaudited pro forma condensed combined consolidated statement of operations for the year ended September 30, 2003 was derived from NetScreen’s audited statement of operations for the year ended September 30, 2003 and Neoteris’ unaudited statement of operations for the year ended October 31, 2003. Due to different fiscal years, Neoteris unaudited results of operations for the one month ended October 31, 2003 have been included in both the unaudited pro forma condensed combined consolidated statement of operations for the year ended September 30, 2003 and in the unaudited pro forma condensed combined consolidated statement of operations for the three months ended December 31, 2003. Neoteris unaudited net loss was $1.3 million in the one month ended October 31, 2003. No unaudited pro forma condensed combined consolidated balance sheet is presented herein because the unaudited consolidated balance sheet of NetScreen as of December 31, 2003 includes the purchase of Neoteris.

Under the purchase method of accounting, the total purchase price is allocated to the tangible and intangible assets acquired and the liabilities assumed based on their estimated fair values. Independent valuation specialists conducted an independent valuation of a significant portion of these assets, which has been considered in the following unaudited pro forma condensed combined consolidated financial information. The unaudited pro forma condensed combined consolidated financial information has been prepared by NetScreen’s management for illustrative purposes only and is not necessarily indicative of the condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had NetScreen and Neoteris been a combined company during the specified periods. The pro forma adjustments are based on the information available at the time of this Amended Current Report on Form 8-K/A. This unaudited pro forma condensed combined consolidated financial information should be read in conjunction with NetScreen’s historical financial statements and accompanying notes included in its Annual Report on Form 10-K for the year ended September 30, 2003 filed with the SEC on December 24, 2003, its Quarterly Report on Form 10-Q for the three months ended December 31, 2003 filed February 17, 2004 and the historical financial statements of Neoteris included in the Amended Current Report on Form 8-K/A filed on January 28, 2004.

NETSCREEN TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003

(In thousands, except per share amounts)

	Historical
	NetScreen Technologies, Inc.	Neoteris Inc.	Pro Forma Adjustments		Pro Forma Combined
Revenues:
Product	$200,352	$18,757	$—		$219,109
Maintenance and service	44,990	2,375	—		47,365

Total revenues	245,342	21,132	—		266,474

Cost of revenues:
Product (A)(B)	43,437	2,689	7,425	(a)(b)(e)	53,551
Maintenance and service (A)	12,683	1,994	(41	)(e)	14,636

Total cost of revenues	56,120	4,683	7,384		68,187

Gross margin	189,222	16,449	(7,384)		198,287

Operating expenses:
Research and development (A)(B)	43,944	7,956	9,599	(b)(e)	61,499
Sales and marketing (A)(B)	88,911	14,636	8,710	(a)(b)(e)	112,257
General and administrative (A)	19,173	2,357	3,781	(b)(e)	25,311

Total operating expenses	152,028	24,949	22,090		199,067

Income (loss) from operations	37,194	(8,500)	(29,474)		(780)
Interest and other income (expense), net	4,185	180	(219	)(c)	4,146

Income (loss) before income taxes	41,379	(8,320)	(29,693)		3,366
Benefit (provision) for income taxes	10,141	—	3,245	(d)	13,386

Net income (loss)	$51,520	$(8,320)	$(26,448)		$16,752

Basic net income per share	$0.65				$0.19

Shares used in computing basic net income per share	79,110		8,988		88,098

Diluted net income per share	$0.61				$0.18

Shares used in computing diluted net income per share	84,694		8,988		93,682

(A) Includes stock-based compensation of the following:
Cost of product revenues	$1,564	$17	$763		$2,344
Cost of maintenance and service revenues	1,099	41	(41)		1,099
Research and development	7,633	273	9,599		17,505
Sales and marketing	10,136	398	4,690		15,224
General and administrative	2,783	267	3,781		6,831

Total stock-based compensation	$23,215	$996	$18,792		$43,003

(B) Includes amortization of intangible assets of the following:
Cost of product revenues	$744		$6,662		$7,406
Research and development	92		—		92
Sales and marketing	142		4,020		4,162

Total amortization of intangible assets	$978		$10,682		$11,660

See accompanying notes to unaudited pro forma condensed combined consolidated financial information.

NETSCREEN TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2003

(In thousands, except per share amounts)

	Historical
	NetScreen Technologies, Inc.	Neoteris Inc.	Pro Forma Adjustments		Pro Forma Combined
Revenues:
Product	$64,922	$2,945	$—		$67,867
Maintenance and service	16,095	600	—		16,695

Total revenues	81,017	3,545	—		84,562

Cost of revenues:
Product (A)(B)	14,778	846	814	(a)(b)(e)	16,438
Maintenance and service (A)	4,249	358	(26	)(e)	4,581

Total cost of revenues	19,027	1,204	788		21,019

Gross margin	61,990	2,341	(788)		63,543

Operating expenses:
Research and development (A)(B)	13,597	1,899	1,037	(b)(e)	16,533
Sales and marketing (A)(B)	31,522	3,914	697	(a)(b)(e)	36,133
General and administrative (A)	5,970	834	325	(b)(e)	7,129

Total operating expenses	51,089	6,647	2,059		59,795

Income (loss) from operations	10,901	(4,306)	(2,847)		3,748
Interest and other income (expense), net	1,126	(4)	(27	)(c)	1,095

Income (loss) before income taxes	12,027	(4,310)	(2,874)		4,843
Benefit (provision) for income taxes	(5,653)	—	3,656	(d)	(1,997)

Net income (loss)	$6,374	$(4,310)	$782		$2,846

Basic net income per share	$0.07				$0.03

Shares used in computing basic net income per share	86,539		4,494		91,033

Diluted net income per share	$0.07				$0.03

Shares used in computing diluted net income per share	90,730		4,494		95,224

(A) Includes stock-based compensation of the following:
Cost of product revenues	$280	$198	$(100)		$378
Cost of maintenance and service revenues	341	26	(26)		341
Research and development	2,689	197	1,037		3,923
Sales and marketing	2,709	441	195		3,345
General and administrative	1,064	181	325		1,570

Total stock-based compensation	$7,083	$1,043	$1,431		$9,557

(B) Includes amortization of intangible assets of the following:
Cost of product revenues	$1,425		$914		$2,339
Research and development	23		—		23
Sales and marketing	538		502		1,040

Total amortization of intangible assets	$1,986		$1,416		$3,402

See accompanying notes to unaudited pro forma condensed combined consolidated financial information.

NETSCREEN TECHNOLOGIES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL INFORMATION

Basis of Presentation

NetScreen acquired Neoteris on November 14, 2003 for a total purchase price of $267.1 million in a transaction accounted for as a purchase. NetScreen agreed to pay $20 million in cash and issue 9.7 million shares of NetScreen common stock with a fair value of $220.0 million for all of the outstanding stock of Neoteris. The common stock was valued using NetScreen’s average closing stock price from two days before to two days after the transaction was announced, which was $22.68 per share. NetScreen also assumed all of the outstanding stock options of Neoteris which were converted into options to purchase 1.2 million shares of NetScreen common stock. The accounting value of the stock options assumed was $25.9 million. The options were valued using the Black-Scholes option pricing model using a volatility factor of 68%, expected lives of three years, a risk-free interest rate of 2.06% and a market value of $22.68 per share as described above. The total purchase price includes an estimate of the direct costs associated with the transaction totaling approximately $1.5 million. NetScreen will pay Neoteris stockholders and option holders up to an additional $30 million in cash upon the achievement of certain milestones, which, if this occurs, will increase the purchase price and goodwill.

The acquisition has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Under the purchase method of accounting, the purchase price is allocated to the assets acquired and the liabilities assumed based on their estimated fair values. Management’s best estimates of the fair values of the assets and liabilities of Neoteris have been combined with the recorded values of the assets and liabilities of NetScreen in the unaudited pro forma condensed combined consolidated financial information.

The allocation of the preliminary purchase price is summarized below (in thousands):

	Amount
Fair value of net tangible assets acquired	$12,269
Developed technology	22,100
Trademark	1,950
Customer base	5,675
Purchase orders	650
Non-compete agreements	5,200
Goodwill	175,099
Deferred stock compensation	44,135	*

Total purchase price	$267,078

*	Deferred compensation on assumed unvested stock options and restricted common stock was based on the portion of the intrinsic value (fair value less the exercise price) at November 14, 2003 related to the future vesting period as follows: intrinsic value multiplied by the remaining vesting period divided by total vesting period.

Of the total estimated purchase price, approximately $175.1 million was allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible, intangible assets and deferred stock compensation. Goodwill is not deductible for tax purposes.

In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but instead will be tested for impairment at

NETSCREEN TECHNOLOGIES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL INFORMATION—(Continued)

least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Neoteris’ net tangible and intangible assets to a preliminary estimate of those assets fair values, to reflect the amortization expense related to the estimated amortizable intangible assets, to reflect changes in interest income and amortization expense resulting from the estimated fair value adjustments to net tangible assets, and to reflect the income tax effect related to the pro forma adjustments.

NetScreen has not identified any pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

(a) Adjustment to reflect the preliminary estimate of the fair value of intangible assets. Those assets consist of developed technology, trademark and customer related intangibles. The preliminary fair value was $35.6 million with estimated useful lives of 0.2 to 4 years, resulting in increased amortization expense of $10.7 million for the year ended September 30, 2003 and $1.4 million for the three months ended December 31, 2003.

(b) Adjustment to record the deferred stock compensation and amortization related to unvested stock options assumed. The preliminary estimate was based on the intrinsic value of the stock options on November 14, 2003 for stock options outstanding on November 14, 2003. The deferred compensation related to the unvested stock options is being amortized on a straight-line basis over the remaining vesting period of these options. The deferred stock compensation recorded was $44.1 million, resulting in increased amortization expense of $19.8 million for the year ended September 30, 2003 and $9.5 million for the three months ended December 31, 2003.

(c) Net adjustment to reduce interest income that would not have been earned if the transaction had taken place on October 1, 2003.

(d) To adjust the pro forma tax provision to reflect the estimated effective tax rate of the combined company.

(e) Adjustment to eliminate Neoteris historical stock compensation expense.

Pro forma Earnings Per Share

The pro forma basic earnings per share is based on (1) the historical weighted average number of shares of NetScreen’s common stock outstanding, (2) historical weighted average number of shares of Neoteris’ common stock outstanding multiplied by the common stock exchange ratio and (3) the weighted average number of shares subject to stock options issued under the Neoteris 2001 Stock Plan. The pro forma diluted earnings per share is based on the historical weighted average number of shares outstanding adjusted for the items noted above plus the historical weighted average diluted effect of NetScreen’s outstanding stock options, and the historical weighted average number of shares of Neoteris’ common stock outstanding multiplied by the common stock exchange ratio plus the weighted average dilutive effect of Neoteris’ stock options outstanding multiplied by the option exchange ratio.

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